EXHIBIT 4.2

BALLARD POWER SYSTEMS INC.

CONSOLIDATED SHARE DISTRIBUTION PLAN

EFFECTIVE AS OF

JUNE 2, 2009

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TABLE OF CONTENTS

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BALLARD POWER SYSTEMS INC.

CONSOLIDATED SHARE DISTRIBUTION PLAN

Effective as of June 2, 2009

SECTION 1

PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Purpose

The purpose of this Plan is to recognise contributions made by Employees and Directors and to promote a greater alignment of interests between Employees and Directors of the Corporation and the Subsidiaries and the shareholders by providing equity incentives. Specifically, this Plan is used to:

(a)

annually recognize contributions made by certain Employees in accordance with the Corporation’s bonus plan and allow certain Employees to participate in the long-term success of the Corporation through the granting of Restricted Share Units and to satisfy any conversion, settlement or surrender of restricted share units; and

(b)

satisfy Annual Retainers and recognise contributions of certain senior executives that is reflective of the responsibility, commitment and risk accompanying their management role and to allow them to participate in the long-term success of the Corporation through the granting of Deferred Share Units and to satisfy any redemption of Deferred Share Units.

1.2	Definitions

As used in this Plan, the following terms have the following meanings:

“Accelerated Vesting Event” means the occurrence of any one of the following events:

(a)

a take-over bid (as defined in Securities Legislation) is made for Common Shares or Convertible Securities which, if successful would result (assuming the conversion, exchange or exercise of the Convertible Securities, if any, that are the subject of the take-over bid) in any person or persons acting jointly or in concert (as determined under Securities Legislation) or persons associated or affiliated with such person or persons (as determined under Securities Legislation) beneficially, directly or indirectly, owning shares that would, notwithstanding any agreement to the contrary, entitle the holders thereof for the first time to cast at least 66 2/3% of the votes attaching to all shares in the capital of the Corporation that may be cast to elect Directors;

(b)

the acquisition or continuing ownership by any person or persons acting jointly or in concert (as determined under Securities Legislation), directly or indirectly, of Shares or of Convertible Securities, which, when added to all other securities of the Corporation at the time held by such person or persons, persons associated with such person or persons, or persons affiliated with such person or persons (as determined under Securities Legislation) (collectively, the “Acquirors”), and assuming the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors, results in the Acquirors beneficially owning shares that would, notwithstanding any agreement to the contrary, entitle the holders thereof for the first time to cast at least 66 2/3% of the votes attaching to all shares in the capital of the Corporation that may be cast to elect Directors;

(c)	the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets, other than to a Subsidiary;
(d)

an amalgamation, merger, arrangement or other business combination (a “Business Combination”) involving the Corporation receives the approval of, or is accepted by, the securityholders of the Corporation (or all classes of securityholders whose approval or acceptance is required) or, if their approval or acceptance is not required in the circumstances, is approved or accepted by the Corporation and:

(i)

as a result of that Business Combination, parties to the Business Combination or securityholders of the parties to the Business Combination, other than the securityholders of the Corporation, own, directly or indirectly, shares of the continuing entity that entitle the holders thereof to cast at least 66 2/3% of the votes attaching to all shares in the capital of the continuing entity that may be cast to elect Directors; and

(ii)	either:
(A)	one of the consequences of the Business Combination is to Privatize the Corporation; or
(B)	prior to completion of the Business Combination any of the parties to the Business Combination have publicly expressed an intention to Privatize the Corporation; or
(e)

any other transaction, a consequence of which is to Privatize the Corporation, receives the approval of, or is accepted by, the securityholders of the Corporation (or all classes of securityholders of the Corporation whose approval or acceptance is required) or, if their approval or acceptance is not required in the circumstances, is approved or accepted by the Corporation;

“AFCC” means AFCC Automotive Fuel Cell Cooperation Corp.;

“Annual Retainer” for a particular Director means either:

(a)

the aggregate of the annual retainer (including any additional amounts payable for serving as lead Director or committee Chair or member of a committee) and the Attendance Fee, payable to that Director, or

(b)	the annual retainer (which may include any additional amounts payable for serving as lead Director or committee Chair or member of a committee), payable to that Director,

as determined by the Board;

“associate”, unless otherwise specified, has the meaning ascribed thereto in Securities Legislation;

“Applicable Laws” means all applicable federal, provincial and foreign laws, rules and regulations, the rules, regulations and requirements of any stock exchange(s) on which the Shares are listed for trading;

“Applicable Withholding Tax” has the meaning set forth in Section 8.12;

“Attendance Fee” means, for any 12-month period, amounts payable to a Director as a Board meeting attendance fee or a committee meeting attendance fee;

“Blackout” means a black-out period or other trading restriction imposed by the Corporation;

“Board” means the board of directors of the Corporation;

"Code" means the United States Internal Revenue Code of 1986, as amended;

“Committee” means the Management, Development, Nominating & Compensation Committee of the Board, or any other committee to which the Board delegates responsibility for the interpretation and administration of this Plan;

“Convertible Securities” means securities convertible into, exchangeable for or representing the right to, acquire Shares;

“Corporation” means Ballard Power Systems Inc.;

“Deferred Share Unit” or “DSU” means a right granted by the Corporation to an Eligible Executive or an Eligible Director under Section 4 or Section 5, respectively, to receive, on a deferred payment basis, a Share on the terms and conditions set out in this Plan;

“Director” means a director of the Corporation;

“DSU Credit Dates” means March 31 and September 30;

“Effective Date” means the date on which this Plan becomes effective as determined under Section 8.1;

“Eligible Director” means any director of the Corporation who is not an officer of the Corporation and who elects to participate with respect to Deferred Share Units in this Plan; it being understood that for the purposes of this Plan, the Chairman of the Board shall not be considered to be an officer of the Corporation;

“Eligible Executive” means such executive officer of the Corporation as the Board may designate from time to time as eligible to participate, with respect to Deferred Share Units, in this Plan;

“Eligible Remuneration” means all amounts payable to an Eligible Director by the Corporation as determined by the Board in its sole and absolute discretion, including all or part of amounts payable in satisfaction of the Annual Retainer payable to an Eligible Director or in satisfaction of rights or property surrendered by an Eligible Director to the Corporation; it being understood that the amount of Eligible Remuneration payable to any Eligible Director may be calculated by the Board in a different manner than Eligible Remuneration payable to another Eligible Director;

“Employee” means a part-time or full-time employee (including Officers, whether or not Directors) of the Corporation or of a Subsidiary, provided that an individual will cease to be an Employee on the last day on which the individual works for the Corporation or a Subsidiary;

“Fair Market Value” means not less than the closing sale price per Share at which Shares are traded on the TSX (in respect of a Deferred Share Unit issued or to be issued to a person who is resident in any country other than the U.S.) or NASDAQ (in respect of a Deferred Share Unit issued or to be issued to a person who is resident in the U.S.) on the relevant date. If the Shares are not listed on the TSX or NASDAQ, the Fair Market Value will be the value established by the Board based on the average of the closing prices per Share on any other public exchange on which the Shares are listed, or if the Shares are not listed on any public exchange, by the Board based on its determination of the fair value of the Shares;

“Filing Date” for the purpose of Section 4.3(b) and Section 5.3(b), the date on which the relevant notice is filed or deemed to be filed with the Secretary of the Corporation in accordance with Section 4.3(a) or 5.3(a), respectively, provided, however, that the Corporation shall have the discretion to defer the Filing Date to any other date if such deferral is, in the sole opinion of the Corporation, desirable to ensure compliance with Section 8.10;

“Incentive Bonus” means all discretionary awards, based on corporate performance and an individual’s contribution to the Corporation’s results that may be payable to an Eligible Executive by the Corporation as determined by the Board in their sole and absolute discretion pursuant to the Corporation’s bonus plan, in respect of a Performance Period;

“Insider” means:

(a)

an insider of the Corporation as defined in Securities Legislation, other than a person who is excluded (in the relevant context) as such by virtue of a policy, staff notice, guidance, rule or requirement of the TSX (including the provisions of the TSX Company Manual); and

(b)	an associate or affiliate (as determined under Securities Legislation) of a person who is an Insider by virtue of (a) above;

“NASDAQ” means the Nasdaq Global Market;

“Officer” means an individual who is an officer of the Corporation or a Subsidiary;

“Performance Period” means, in respect of any particular award of Deferred Share Units, the fiscal year for which the corresponding Incentive Bonus is calculated;

“Plan” means this Consolidated Share Distribution Plan, as amended from time to time;

“Predecessor Plans” means the Corporation’s Restricted Share Unit Plan, Deferred Share Unit Plan for Executive Officers and Deferred Share Unit Plan for Directors, in each case, dated effective as of December 31, 2008;

“Privatize the Corporation” means any transaction or other act a consequence of which is that the Shares of the Corporation will no longer be listed and posted for trading on any nationally recognized stock exchange in Canada or the United States (such as the TSX, the New York Stock Exchange or NASDAQ);

“Regulatory Approval” means the approval of the TSX and every other stock exchange or securities regulatory agency whose approval is required in the circumstances;

“Remuneration Period” means the period commencing on the date on which Directors are elected at the annual meeting of shareholders of the Corporation and ending on the next succeeding annual meeting, or where the context requires, any portion of such period;

“Restricted Share Unit” or “RSU” means a right granted by the Corporation to an Employee under Section 3 to receive, on a deferred payment basis, a Share on the terms and conditions set out in this Plan;

“Restricted Share Unit Agreement” means a written agreement between the Corporation and the RSU Participant, in substantially the form set out in Schedule A;

“Restriction Period” means, in respect of any particular award of Restricted Share Units, the period commencing on the date of the award of such Restricted Share Units and ending on the earlier of:

(a)

the date, not to exceed three years less one day from the date upon which the Restricted Share Units were awarded, specified in the written agreement under which the Restricted Share Units were awarded as being the date upon which the Restriction Period expires; and

(b)	the date upon which an Accelerated Vesting Event occurs,

provided, however, that in the event that the last day of a Restriction Period would otherwise occur during a Blackout that Restriction Period is extended to the business day following the date on which the Blackout is lifted, terminated or removed;

“RSU Participant” means an Employee who has been awarded Restricted Share Units under Section 3;

“Securities Legislation” means the laws, rules and regulations applicable in the Canadian jurisdiction in which the Corporation’s principal securities regulator is located in includes, at the date hereof, Multilateral Instrument 62-104 (Take-Over Bids and Issuer Bids);

“Separation from Service” has the meaning given to it in section 409A of the Code and applicable regulations;

“Share” means a common share in the capital of the Corporation;

“Share Compensation Arrangement” has the meaning ascribed to “security based compensation arrangement” in section 613(b) of the TSX Company Manual, as amended from time to time, and includes this Plan;

“Specified Employee” means an individual who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations, as determined in accordance with such regulations;

“Subsidiary” means a subsidiary of the Corporation, as determined in accordance with Securities Legislation;

“Termination Date” means, in respect of an Eligible Executive for the purposes of Deferred Share Units, that Eligible Executive’s last day of employment with the Corporation provided, however, that for U.S. Directors and U.S. Executives it means the day on which that person experiences a Separation from Service with the Corporation;

“Terminated Service” means:

(a)	in respect of an Eligible Executive, that that Eligible Executive has, except as a result of death, ceased to be an employee of the Corporation on the Termination Date; and
(b)	in respect of an Eligible Director, that that Eligible Director has, except as a result of death, ceased to be a director of the Corporation,

provided that for U.S. Executives and U.S. Directors it means that the U.S. Executive or U.S. Director has, except as a result of death, experienced a Separation from Service with the Corporation;

the “last day on which the individual works for the Corporation or a Subsidiary” means:

(a)	with respect to a RSU Participant whose employment is voluntarily terminated by such individual, the last day on which the individual reported for work to the Corporation or a Subsidiary; and
(b)	with respect to a RSU Participant whose employment has been terminated by the Corporation or a Subsidiary:
(i)	other than for cause, either:
(A)	the day specified by the Corporation or such Subsidiary in writing to the individual as being the last day on which the individual is to report for work for the Corporation or a Subsidiary; or
(B)

if such individual is given pay in lieu of advance notice of a pending effective date of termination, the day on which such notice of termination is given in writing by the Corporation or such Subsidiary to the individual; and

(ii)	for cause, the day on which the notice of termination was given;

“Totally Disabled”, with respect to a RSU Participant, means that the RSU Participant:

(a)

is unable to engage in a substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)

is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees;

“TSX” means the Toronto Stock Exchange;

“U.S. Director” means a Director whose benefit under this Plan is subject to U.S. federal income tax;

“U.S. Executive” means an Eligible Executive whose benefit under this Plan is subject to U.S. federal income tax; and

"U.S. RSU Participant" means a RSU Participant whose benefit under this Plan is subject to U.S. federal income tax.

1.3	Interpretation

In this Plan:

(a)

references to awards made or granted under this Plan or a Section of it shall be deemed to include equivalent awards made or granted under any Predecessor Plan which are outstanding as of the Effective Date;

(b)

a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(c)	references to Sections are to sections of this Plan;
(d)	unless the context requires otherwise, words importing the singular include the plural and vice versa; and
(e)	all headings and titles are included for convenience only and they are to be ignored in the interpretation of this Plan.

SECTION 2

SHARE DISTRIBUTION

2.1	Eligibility

The Board may only also issue Shares under this Plan to satisfy the redemption or conversion of any Deferred Share Units or Restricted Share Units.

2.2	Maximum Shares to be Issued

The aggregate number of Shares that may be reserved for issuance under this Plan, when aggregated with the number of Shares reserved for issuance under the Corporation’s Consolidated Share Option Plan, shall not exceed 10% of the Shares then issued and outstanding (on a non-diluted basis). For greater certainty, any increase in the issued and outstanding Shares will result in an increase in the number of Shares available under this Plan and the Corporation’s Consolidated Share Option Plan and any exercise, conversion, redemption, expiry, termination or surrender of an award made under this Plan or the Corporation’s Consolidated Share Option Plan, and any satisfaction of an award made under this Plan or the Corporation’s Consolidated Share Option Plan otherwise than through the issue of treasury Shares, will make new Shares available under this Plan and the Corporation’s Consolidated Share Option Plan.

2.3	Determination of Issue Price

The issue price of the Shares issued under this Plan on conversion, redemption or maturity of Deferred Share Units or Restricted Share Units, will be not less than the closing price per share for the Shares on the TSX (in the case of Shares issued to a person who is resident in any country other than the U.S.) or NASDAQ (in the case of Shares issued to a person who is resident in the U.S.) on the last trading day on the TSX or NASDAQ before the date on which the relevant Deferred Share Units or Restricted Share Units were granted.

SECTION 3

RESTRICTED SHARE UNITS

3.1	Awards of Restricted Share Units

The Board, at any time and from time to time, may in its sole discretion select Employees to whom Restricted Share Units are awarded under Section 3 and will specify the number of Restricted Share Units awarded to each RSU Participant, the Restriction Period in respect of such

Restricted Share Units and any performance criteria or other conditions relating to an award that are consistent with this Plan and that the Board deems appropriate. The award of Restricted Share Units in any year to any Employee is intended to be in the nature of a reward for services rendered or, subject to certain performance criteria, to be rendered in respect of or over any specified period. Any award made to a RSU Participant will not oblige the Board to make any subsequent awards to that RSU Participant.

3.2	Awards of Restricted Share Units

Each award of Restricted Share Units will be evidenced by a Restricted Share Unit Agreement, which contains the terms and conditions specified by Section 3, and such other terms and conditions as the Board in its sole discretion specifies. At any time prior to the expiry of the Restriction Period in respect of a particular award of Restricted Share Units, the Board may, in its sole discretion, amend any performance criteria or other conditions specified in the award of such Restricted Share Units, provided that such amendment does not adversely affect the rights of the RSU Participant in respect of such Restricted Share Units.

3.3	Restriction Period

Unless otherwise specified in the Restricted Share Unit Agreement awarding Restricted Share Units to an Employee, the Restriction Period in respect of a particular award of Restricted Share Units will commence on the date of the award of such Restricted Share Units and end on the earlier of:

(a)	the date which is three years less one day after the day upon which such Restricted Share Units were awarded; and
(b)	the date upon which an Accelerated Vesting Event occurs.

Notwithstanding the foregoing or any other provision of this Plan, the occurrence of an Accelerated Vesting Event which is a result of the making of a take-over bid (as contemplated in paragraph (i) of the definition of Accelerated Vesting Event) will have no effect on the date on which the Restriction Period in respect of a particular award of Restricted Share Units will end unless the Board so determines. In such circumstances, the Board will have the power, at its sole discretion and without being required to obtain the approval of shareholders or the holder of any Restricted Share Unit, to make such changes to the terms of Restricted Share Units as it considers fair and appropriate in the circumstances, including but not limited to: (i) the date on which the

Restriction Period ends, conditionally or unconditionally; or (ii) otherwise modifying the terms of any Restricted Share Unit to assist the holder to tender into such take-over bid, provided that no such change shall extend the Restriction Period in respect of any Restricted Share Unit beyond the date set out in paragraph (a) in respect of the Restricted Share Unit. The determination of the Board in respect of any such Accelerated Vesting Event shall for the purposes of this Plan be final, conclusive and binding.

On the occurrence of an Accelerated Vesting Event (but in the case of an Accelerated Vesting Event which is the result of the making of a take-over bid (as contemplated in paragraph (i) of the definition of Accelerated Vesting Event) only if the Board determines that such event affects the date on which the Restriction Period in respect of a particular award of Restricted Share Units will end), the Board may, in its sole and absolute discretion waive or deem to be satisfied any performance criteria or other conditions specified in the award of such Restricted Share Units.

3.4	Conversion of Restricted Share Units

Subject to Section 3.5, on the last day of the relevant Restriction Period, a particular award of Restricted Share Units will convert and the Corporation will issue to the RSU Participant that number of Shares, disregarding any fractions of a Share and net of Applicable Withholding Tax, equal to the number of Restricted Share Units specified in such award, provided that:

(a)	the Restricted Share Units have not expired prior to the last day of the Restriction Period; and
(b)	any performance criteria or other conditions specified in the award of such Restricted Share Units has been satisfied (or has been deemed to be satisfied).

If any performance criteria or other conditions specified in an award of Restricted Share Units has not been satisfied (or deemed to be satisfied) on or prior to the last day of the Restriction Period, those Restricted Share Units will expire and the RSU Participant will not be entitled to be issued any Shares in respect of those Restricted Share Units. The Shares issued upon conversion of Restricted Share Units will be considered fully paid in consideration of past services rendered that are not less in value than the fair equivalent of the money that the Corporation would have received if the Shares had been issued for money on the date on which the Restricted Share Units were granted.

3.5	Conversion of Restricted Share Units of U.S. Participants

With respect to U.S. RSU Participants whose Restricted Share Units convert and who are entitled to receive Shares issued to them in respect of Restricted Share Units in accordance with the provisions of this Section 3, the conversion and issue of Shares with respect to such Restricted Share Units will in all cases occur as soon as administratively feasible following the last day of the Restriction Period, but in all events by the earlier of the 90th day following the last day of the Restriction Period and March 15th of the year following the year in which the last day of the Restriction Period occurs, and no U.S. RSU Participant shall have any ability to designate or influence the taxable year in which any such conversion and delivery of Shares occurs.

3.6	Limitations on Conversion; Forfeiture

Notwithstanding Section 3.4 and Section 3.5 but subject to Section 3.7, in the event that, prior to the end of a Restriction Period, a RSU Participant’s employment with the Corporation or a Subsidiary is terminated, either by the RSU Participant or by the Corporation or a Subsidiary, all Restricted Share Units awarded to that RSU Participant will expire, and be null and void and incapable of being converted into Shares, on and after the last day on which the individual works for the Corporation or a Subsidiary (for any reason other than death or the RSU Participant being Totally Disabled).

3.7	Exceptions to Limitations

Notwithstanding Section 3.6, if a RSU Participant ceases to work for the Corporation or a Subsidiary by reason that he or she is Totally Disabled or by reason of his or her death, the Restriction Period in respect of every award of Restricted Share Units to such RSU Participant will end, any performance criteria or other conditions specified in any award of Restricted Share Units will, unless otherwise specified in the award, be deemed to have been satisfied and the RSU Participant or the RSU Participant’s estate or legal representative, as the case may be, will be entitled to receive any Shares issuable upon conversion of all outstanding Restricted Share Units awarded to the RSU Participant.

SECTION 4

DEFERRED SHARE UNITS FOR EXECUTIVE OFFICERS

4.1	Determination of Deferred Share Units for Eligible Executives

Subject to terms of this Plan and any rules, approvals and conditions as the Board may impose, an Eligible Executive may elect to receive his or her Incentive Bonus in the form of Deferred Share Units. Deferred Share Units pursuant to this Plan will be credited to an account maintained for each Eligible Executive by the Corporation once a year at the time Incentive Bonuses are paid. The number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to an Eligible Executive will be determined on the date approved by the Board by dividing the amount of the Incentive Bonus to be deferred into Deferred Share Units by the Fair Market Value per Share on that date.

4.2	Annual Election
(a)

Each Eligible Executive who is not a U.S. Executive may elect, with respect to any particular Performance Period, to receive his or her Incentive Bonus in the form of Deferred Share Units or Shares or any combination thereof. The election must be completed, signed and delivered to the Corporation before the earlier of: (a) the last business day of the Performance Period or (b) the date occurring during the Performance Period that the Corporation has determined or paid the Incentive Bonus for that Performance Period. If no election is made in respect of a particular Performance Period, the new or existing Eligible Executive who is not a U.S. Executive will receive the Incentive Bonus in Shares. If an Eligible Executive who is not a U.S. Executive has Terminated Service during the Performance Period, the Eligible Executive will not be entitled to elect to receive any portion of the Incentive Bonus for such Performance Period in the form of Deferred Share Units.

(b)

Each Eligible Executive who is a U.S. Executive may elect, with respect to any particular Performance Period, to receive his or her Incentive Bonus in the form of Deferred Share Units or Shares or any combination thereof. The election must be completed, signed and delivered to the Corporation with respect to any Incentive Bonus, on or before the day prior to the first day of the fiscal year which constitutes the applicable Performance Period. If no election is made in respect of a particular Performance Period, the new or existing Eligible Executive who is a U.S. Executive will receive the Incentive Bonus in Shares. If an Eligible Executive who is a U.S. Executive has Terminated Service during the Performance Period, the Eligible Executive will not be entitled to elect to receive any portion of the Incentive Bonus for such Performance Period in the form of Deferred Share Units.

4.3	Termination of Service of Non-U.S. Executives
(a)

An Eligible Executive who is not a U.S. Executive who has Terminated Service may receive Shares in respect of the Deferred Share Units credited to the Eligible Executive’s account (determined in accordance with Section 4.3(b) by filing with the Secretary of the Corporation a notice of redemption in the form prescribed from time to time by the Corporation on or before December 15 of the first calendar year commencing after the date of the Eligible Executive’s Terminated Service. If the Eligible Executive fails to file such notice on or before that December 15, the Eligible Executive will be deemed to have filed with the Secretary of the Corporation a notice of redemption on that December 15.

(b)

The notice filed by the Eligible Executive who is not a U.S. Executive will specify that the Eligible Executive desires to receive a Share for each Deferred Share Unit (net of any Applicable Withholding Tax). The Corporation shall issue one Share for each whole Deferred Share Unit to the Eligible Executive. Such payment shall be made by the Corporation as soon as reasonably possible following the Filing Date. In no event will payment be made later than December 31 of the first calendar year commencing after the Eligible Executive has Terminated Service. Fractional Shares shall not be issued, and where an Eligible Executive would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such Eligible Executive, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

(c)

In the event of the death of an Eligible Executive who is not a U.S. Executive, the Corporation will, within two months of the Eligible Executive’s death, issue one Share for each whole Deferred Share Unit credited to the deceased Eligible Executive’s account (net of any Applicable Withholding Tax)

to or for the benefit of the legal representative of the Eligible Executive. Fractional Shares shall not be issued, and where the legal representative would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such legal representative, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

(d)

If an Eligible Executive who is not a U.S. Executive who dies after the Eligible Executive has Terminated Service but before filing a notice of redemption with the Corporate Secretary of the Corporation, Section 4.3(c) will apply provided that, in no event will payment be made later than December 31 of the first calendar year commencing after the Eligible Executive has Terminated Service.

4.4	Termination of Service of U.S. Executives
(a)

In the event that an Eligible Executive who is a U.S. Executive has Terminated Service, the Corporation will issue one Share for each whole Deferred Share Unit credited to the Eligible Executive’s account (net of any Applicable Withholding Tax) to the Eligible Executive. Subject to Section 8.10, such payment shall be made by the Corporation on the first business day of the month following the date that is six months after the date of the Eligible Executive’s Termination Date. Fractional Shares shall not be issued, and where the Eligible Executive would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such Eligible Executive (at the same time as the delivery of Shares described above), in lieu of such fractional Share, cash equal to the Fair Market Value of each fractional Share, calculated as at the day before payment is made.

(b)

In the event of the death of an Eligible Executive who is a U.S. Executive, the Corporation will issue one Share for each whole Deferred Share Unit credited to the deceased Eligible Executive’s account (net of any Applicable Withholding Tax) to or for the benefit of the legal representative of the Eligible Executive. Subject to Section 8.10, such payment shall be made by the Corporation on the first business day of the month following the date that is six months after the death of the Eligible Executive who is a U.S. Executive. Fractional

Shares shall not be issued, and where the legal representative would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such legal representative (at the same time as the delivery of Shares described above), in lieu of such fractional Share, cash equal to the Fair Market Value of each fractional Share, calculated as at the day before such payment is made.

4.5	Eligibility to be in the Total Discretion of the Board

No executive officer shall have any right or entitlement to be selected or designated as an Eligible Executive by the Board. The selection or designation of any executive officer shall be in the sole and absolute discretion of the Board and any decision of the Board shall be final, binding and conclusive on all parties concerned.

4.6	Determination of Deferred Share Units during Blackout

In the event the Board approves the issue of Deferred Share Units to an Eligible Executive as contemplated by this Plan at a meeting of the Board that occurs during a Blackout the number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to the Eligible Executive will be determined on the first trading day after the day on which the Blackout is lifted, terminated or removed by dividing the amount of the Incentive Bonus to be deferred into Deferred Share Units by the Fair Market Value per Share on the first trading day after the day on which the Blackout is lifted, terminated or removed.

SECTION 5

DEFERRED SHARE UNITS FOR DIRECTORS

5.1	Determination of Deferred Share Units for Directors

Subject to terms of this Plan and any rules, approvals and conditions as the Board may impose, an Eligible Director may elect to receive his or her Eligible Remuneration in the form of Deferred Share Units. Deferred Share Units pursuant to this Plan will be credited to an account maintained for each Eligible Director by the Corporation twice a year on the DSU Credit Dates. The number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to an Eligible Director on each DSU Credit Date will be determined by dividing 50% of the amount of the Eligible Remuneration to be deferred into Deferred Share Units in respect of the then current Remuneration Period by the Fair Market Value per Share on the DSU Credit Date.

5.2	Annual Election
(a)

Each Eligible Director who is not a U.S. Director may elect, with respect to a Remuneration Period, to be paid a percentage (from zero to one hundred percent) of his or her Eligible Remuneration that represents the Annual Retainer, net of any Applicable Withholding Taxes, in Deferred Share Units, with the balance, if any, being paid in Shares. The election must be completed, signed and delivered to the Corporation:

(i)

subject to (ii), for any other Remuneration Period, by April 15 of each year, in which case the election will apply to all amounts of the Annual Retainer payable with respect to services rendered during the entire Remuneration Period, and

(ii)

for an Eligible Director who is not a U.S. Director and who was not an Eligible Director either on the Effective Date or on April 15 of a particular year, within 30 days of becoming an Eligible Director, in which case the election will only apply to the portion of the Annual Retainer payable with respect to services rendered no earlier than 30 days after the delivery of the election.

(b)

Each Eligible Director who is a U.S. Director may elect, with respect to a Remuneration Period, to be paid a percentage (from zero to one hundred percent) of his or her Eligible Remuneration that represents the Annual Retainer, net of any Applicable Withholding Taxes, in Deferred Share Units, with the balance, if any, being paid in Shares. The election must be completed, signed and delivered to the Corporation:

(i)

subject to (ii), for any Remuneration Period, by December 31 of each year, in which case the election will apply to all amounts of the Annual Retainer payable with respect to services rendered during the following calendar year, notwithstanding the fact that services rendered during the latter portion of the calendar year are rendered in a subsequent fiscal year. When an Eligible Director who is a U.S. Director makes an election relating to Shares or Deferred Share Units for a period of performance for which the Corporation has not yet determined the total number of Shares and/or Deferred Share Units that will be payable as compensation to that Eligible Director for the period in question, the Eligible Director’s election must specify the percentage of compensation that the Eligible Director elects to receive in shares and the percentage of compensation that the Eligible Director elects to receive in Deferred Share Units, and the Corporation will apply the percentages set out in the election to the compensation at the time that the Corporation determines the number of Shares or Deferred Share Units that will be payable during the performance period for which the election is made; and

(ii)

for an Eligible Director who is a U.S. Director and who was not an Eligible Director either on the Effective Date or on December 31 of a particular year and who has not previously participated in this Plan or any other plan that is required to be aggregated with this Plan for purposes of section 409A of the Code, within 30 days of becoming an Eligible Director, in which case the election will only apply to the portion of the Annual Retainer payable with respect to services rendered no earlier than 30 days after the delivery of the election.

(c)	If no election is made in respect of a particular calendar year, the new or existing Eligible Director will receive the Eligible Remuneration in Shares.
5.3	Termination of Service of Non-U.S. Directors
(a)

An Eligible Director who is not a U.S. Director and who has Terminated Service may receive Shares in respect of the Deferred Share Units credited to the Eligible Director’s account (determined in accordance with Section 5.3(b) by filing with the Secretary of the Corporation a notice of redemption in the form prescribed from time to time by the Corporation on or before December 15 of the first calendar year commencing after the date of the Eligible Director’s Terminated Service. If the Eligible Director fails to file such notice on or before that December 15, the Eligible Director will be deemed to have filed with the Secretary of the Corporation a notice of redemption on that December 15.

(b)	The notice filed by the Eligible Director who is not a U.S. Director will specify that the Eligible Director desires to receive a Share for each Deferred Share Unit (net of any

Applicable Withholding Tax). The Corporation shall issue one Share for each whole Deferred Share Unit to the Eligible Director. Such payment shall be made by the Corporation as soon as reasonably possible following the Filing Date. In no event will payment be made later than December 31 of the first calendar year commencing after the Eligible Director has Terminated Service. Fractional Shares shall not be issued, and where an Eligible Director would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such Eligible Director, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

(c)

In the event of the death of an Eligible Director who is not a U.S. Director, the Corporation will, within two months of the Eligible Director’s death, issue one Share for each whole Deferred Share Unit credited to the deceased Eligible Director’s account (net of any Applicable Withholding Tax) to or for the benefit of the legal representative of the Eligible Director. Fractional Shares shall not be issued, and where the legal representative would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such legal representative, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

(d)

If an Eligible Director who is not a U.S. Director dies after the Eligible Director has Terminated Service but before filing a notice of redemption with the Corporate Secretary of the Corporation, Section 5.3(c) will apply provided that, in no event will payment be made later than December 31 of the first calendar year commencing after the Eligible Director has Terminated Service.

5.4	Termination of Service of U.S. Directors
(a)

In the event that an Eligible Director who is a U.S. Director has Terminated Service, the Corporation will issue one Share for each whole Deferred Share Unit credited to the Eligible Director’s account (net of any Applicable Withholding Tax) to the Eligible Director. Except as otherwise provided herein and subject to Section 8.10, such payment shall be made by the Corporation as soon as reasonably possible (but in all events within ninety days) following the first date on which the Eligible Director has Terminated Service. Notwithstanding the foregoing, if an Eligible Director who is a U.S. Director is, at the commencement of Terminated Service, a Specified Employee, then the payment (delivery of Shares) will be delayed at least six (6) months following such commencement of Terminated Service and will occur on the first business day following the expiration of that six (6) month period. Fractional Shares shall not be issued, and where the Eligible Director would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such Eligible Director (on the same date on which Shares are delivered, as described above), in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

(b)

In the event of the death of an Eligible Director who is a U.S. Director, the Corporation will issue one Share for each whole Deferred Share Unit credited to the deceased Eligible Director’s account (net of any Applicable Withholding Tax) to or for the benefit of the legal representative of the Eligible Director. Subject to Section 8.10, such payment shall be made by the Corporation as soon as reasonably possible (but in all cases within ninety days) following the date of death of the Eligible Director. Fractional Shares shall not be issued, and where the legal representative would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Corporation shall pay to such legal representative, in lieu of such fractional Share, cash equal to the Fair Market Value of such fractional Share, calculated as at the day before such payment is made.

SECTION 6

COMMON TERMS OF DEFERRED SHARE UNITS FOR EXECUTIVE OFFICERS AND DIRECTORS

6.1	Dividend Equivalents

On any date on which a dividend is paid on Shares, an Eligible Executive’s or Eligible Director’s account will be credited with the number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) calculated by (i) multiplying the amount of the dividend per Share by the aggregate number of Deferred Share Units that were credited to the Eligible Executive’s or Eligible Director’s account as of the record date for payment of the dividend, and (ii) dividing the amount obtained in (i) by the Fair Market Value on the date on which the dividend is paid.

6.2	Eligible Executive’s or Eligible Director’s Account

A written confirmation of the balance in each Eligible Executive’s or Eligible Director’s account will be sent by the Corporation to the Eligible Executive or Eligible Director upon request of the Eligible Executive or Eligible Director, as the case may be.

SECTION 7

PLAN AMENDMENT AND TERMINATION

7.1	Plan Amendment

Notwithstanding any other provision of this Plan, but subject to any stock exchange or regulatory requirement at the time of any such amendment, the Board may at any time, and from time to time, and without obtaining shareholder approval, amend any provision of this Plan and/or any Restricted Share Unit and/or Deferred Share Unit governed by it (whether outstanding or otherwise), including, without limitation, any of the following amendments:

(a)	amendments to the definitions within this Plan and other amendments of a clerical nature;
(b)

amendments to any provisions relating to the issuance of Shares, granting or conversion of Restricted Share Units or the granting or redemption of Deferred Share Units under this Plan, including but not limited to provisions relating to the term, termination, and number of Restricted Share Units or Deferred Share Units to be awarded, provided that, without shareholder approval, such amendment does not entail:

(i)	a change in the number or percentage of Shares reserved for issuance under this Plan;
(ii)	a reduction of the issue price of the Shares issued under this Plan or the cancellation and reissue of Shares;
(iii)	a reduction to the Fair Market Value used to calculate the number of Deferred Share Units to be awarded to an Eligible Executive or Eligible Director;

(iv)	an extension of the time for redemption of a Deferred Share Unit by an Eligible Executive or Eligible Director;
(v)	an extension beyond the original Restriction Period of a Restricted Share Unit held by an RSU Participant;
(vi)	an increase to the maximum number of Shares that may be:
(A)	issued to Insiders within a one-year period; or
(B)	issuable to Insiders at any time,

under Share Compensation Arrangements of the Corporation, which could exceed 10% of the issued and outstanding Shares;

(vii)

an increase in the maximum number of securities (other than securities issued in respect of the relevant Director’s Annual Retainer) that can be granted to Directors (other than Directors who are also Officers) under Share Compensation Arrangements of the Corporation, which could exceed such number of securities in respect of which the underlying Shares have a Fair Market Value on the date of grant of such securities of Cdn$100,000;

(viii)	permitting Restricted Share Units or Deferred Share Units to be transferable or assignable other than for normal course estate settlement purposes; or
(ix)	a change to the amendment provisions of this Plan;
(c)

any amendment in respect of the persons eligible to participate in this Plan (or any part of this Plan), provided that, without shareholder approval, such amendment does not permit non-employee Directors to:

(i)	participate as holders of Restricted Share Units under Section 3 at the discretion of the Board;
(ii)	re-gain participation rights under any Section of this Plan at the discretion of the Board if their eligibility (as a class) to participate had previously been removed; or

(iii)	increase limits previously imposed on non-employee Director participation;
(d)

such amendments as are necessary for the purpose of complying with any changes in any relevant law, rule, regulation, regulatory requirement or requirement of any applicable stock exchange or regulatory authority; or

(e)

amendments to correct or rectify any ambiguity, defective provision, error or omission in this Plan or in any option agreement, Restricted Share Unit Agreement or notice to redeem Deferred Share Units.

7.2     Plan Termination

The Board may terminate this Plan, or any portion of it, at any time, but no such termination will, without the consent of the RSU Participant, Eligible Executive or Eligible Director or unless required by law, adversely affect the rights of an RSU Participant, Eligible Executive or Eligible Director with respect to Restricted Share Units and/or Deferred Share Units to which such person is then entitled under this Plan.

SECTION 8

GENERAL

8.1	Effective Date of this Plan

This Plan will become immediately effective on the date of shareholder approval. All restricted share units and deferred share units outstanding under any Predecessor Plan as at the Effective Date are hereby continued as if granted, in the case of restricted share units, under Section 3 or, in the case of deferred share units, under Section 4 or Section 5, as appropriate, of this Plan.

8.2	Satisfaction of Restricted Share Units and Deferred Share Units
(a)	Shares issuable under Section 2 will be used to satisfy the conversion of Restricted Share Units into, and the redemption of Deferred Share Units for, Shares.
(b)

Notwithstanding any other provision of this Plan, the Board may authorise from time to time the purchase of Shares on the open market (by either the Corporation or a trustee) and the use of those Shares to satisfy the conversion of Restricted Share Units into Shares, provided that the terms of any such authorisation shall stipulate that the relevant Shares shall be delivered to the relevant RSU Participant no later than December 31 of the third calendar year after the year in which the relevant Restricted Share Units were awarded.

8.3	Transferred Employees

Notwithstanding any other provision of this Plan:

(a)

the Corporation may satisfy any redemption of any outstanding Restricted Share Units issued to any person whose employment was transferred by Superior Plus Corp. (under its previous name, Ballard Power Systems Inc.) to AFCC on January 31, 2008 (each a “Transferred Employee”), in accordance with the terms of this Plan; and

(b)	Restricted Share Units issued to a Transferred Employee shall remain in force and may be converted by the Transferred Employee,

in each case, subject to and on the terms of this Plan and for so long as such person is employed by AFCC. For the purpose of giving effect to this Section 8.3, “Employee” shall be read to include such person for so long as he or she remains employed by AFCC and “Subsidiary” shall be read to include AFCC.

8.4	Administration

The Board will, in its sole and absolute discretion, but subject to applicable corporate, securities and tax law requirements: (i) interpret and administer this Plan, (ii) establish, amend and rescind any rules and regulations relating to this Plan, and (iii) make any other determinations that the Board deems necessary or desirable for the administration of this Plan. The Board may correct any defect or any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Board in the interpretation and administration of this Plan will be final, conclusive and binding on all parties concerned. All expenses of administration of this Plan will be borne by the Corporation.

Notwithstanding the foregoing, the Chief Executive Officer, with prior authorisation from the Board, will have the power to allot Shares for grant under this Plan.

8.5	Delegation

The Board may, to the extent permitted by law, delegate any of its responsibilities under this Plan and powers related thereto to the Committee or to one or more officers of the Corporation and all actions taken and decisions made by the Committee or by such officers in this regard shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, and each RSU Participant, Eligible Executive and Eligible Director, and, if applicable, the estate or legal representative of any such person.

8.6	Regulatory and Shareholder Approval

Any awards made under this Plan are subject to RSU Participant, Eligible Executive or Eligible Director receipt of all necessary Regulatory Approvals and all necessary shareholder approvals, if any.

8.7	Limitations on Issue

Notwithstanding any other provision of this Plan, the number of Shares of the Corporation:

(a)

issued to Insiders within any one year under this Plan, when aggregated with the number of Shares issued to Insiders within that one year period under all other Share Compensation Arrangements of the Corporation may not exceed 10% of the issued and outstanding Shares; and

(b)

issuable to Insiders, at any time, under this Plan, when aggregated with the number of Shares that may be issuable to Insiders under all other Share Compensation Arrangements of the Corporation may not exceed 10% of the issued and outstanding Shares.

8.8	Specific Limitations on Issue to Directors

In addition to the limitations set out in Section 8.7, the number of securities (other than securities issued in respect of the relevant Director’s Annual Retainer) issued to any one Director (other than Directors who are also Officers), at any time, under this Plan, when aggregated with the number of securities that may be issued to such Director under all other Share Compensation Arrangements of the Corporation may not exceed such number of securities in respect of which the underlying Shares have a Fair Market Value on the date of grant of such securities of Cdn$100,000.

8.9	Adjustments and Reorganization
(a)

The number of Shares which may be issued under, and subject to the terms and conditions of, this Plan in respect of Deferred Share Units will be subject to adjustment in the events and in the manner following:

(i)

if the Shares are subdivided or consolidated after the Effective Date, or the Corporation pays to holders of Shares of record as of a date after the Effective Date a dividend payable in Shares, the number of Shares which may be issued under this Plan will be adjusted to the number of such shares that may be issued through the combined effect of such exercise and such subdivision, consolidation or stock dividend if the time of the subdivision or consolidation or the record date of such stock dividend had been immediately after the issue of such shares; and

(ii)

if there is any capital reorganization, reclassification or other change or event affecting the Shares to which paragraph (i) above does not apply, the Board will determine (in its sole discretion) whether in the circumstances it is just and equitable that there be some alteration in the number and kind of shares issuable under this Plan and will make such amendments to the Plan as the Board may deem appropriate in the circumstances.

(b)

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Shares, such proportionate adjustment, if any, as the Board in its sole discretion may deem appropriate to reflect such change, will be made with respect to the number of outstanding Restricted Share Units and/or Deferred Share Units governed by this Plan.

(c)

The existence of any Restricted Share Units or Deferred Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Corporation or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation, or any amalgamation, combination, merger or consolidation involving the Corporation or any sale or transfer of all orany part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

8.10	Applicable Trading Policies

The Board and each RSU Participant, Eligible Executive and Eligible Director will ensure that all actions taken and decisions made by the Board or the RSU Participant, Eligible Executive or Eligible Director, as the case may be, pursuant to this Plan comply with any applicable securities regulation and stock exchange requirements, and policies of the Corporation relating to insider trading or “blackout” periods.

8.11	Compliance with Law
(a)

This Plan, RSU Agreements and the grant of Restricted Share Units and Deferred Share Units and the Corporation’s obligation to deliver Shares hereunder shall be subject to all Applicable Laws. The Corporation shall not be obligated by any provision of this Plan or any RSU Agreement or the grant of any Restricted Share Unit or Deferred Share Unit hereunder to issue Shares in violation of any Applicable Law. In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for issuances of such Shares in compliance with Applicable Law.

(b)

Subject to Section 7.1, the Corporation may, at any time and from time to time, postpone or adjust the issuance of any Shares or adjust the number of Restricted Share Units or Deferred Share Units issued to any RSU Participant, Eligible Executive or Eligible Director pursuant to this Plan as the Board in its discretion may deem necessary in order to comply with any Applicable Law.

(c)

If the Shares are listed on a stock exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on the stock exchange on which the Shares are listed for trading.

(d)

None of the Corporation, the Board, the Directors, the Chief Executive Officer or any person acting pursuant to authority delegated by the Board or the Committee hereunder shall be liable to any RSU Participant, Eligible Executive, Eligible Director or any other person for any action taken (whether before or after the grant of any Restricted Share Unit or Deferred Share Unit) in connection with this Plan in order to comply with Applicable Law.

8.12	Applicable Withholding Tax

The Corporation and each Subsidiary shall have the right to withhold and deduct such amounts in respect of taxes and other amounts as are required by law to be withheld or deducted (“Applicable Withholding Tax”), in such manner as it determines, including (without limitation) from the Employee’s or Director’s remuneration. The Corporation may require RSU Participants, Eligible Executives and/or Eligible Directors to deliver undertakings to, or indemnities in favour of, the Corporation respecting the payment by such RSU Participants, Eligible Executives or Eligible Directors of applicable income or other taxes. Each Employee and Director (and each legal representative of such person) is responsible for all income and other tax liability arising from any issuance of Restricted Share Units, Deferred Share Units and/or Shares under or in accordance with this Plan.

8.13	No Right to Service
(a)

Neither participation in this Plan nor any action under this Plan will, or will be construed to, give any Employee or Director a right to be retained as an employee, executive officer, director or otherwise in the service of the Corporation or a Subsidiary, or interfere in any way with the right of the Corporation or a Subsidiary to terminate the Employee’s employment or a Director’s service at any time.

(b)	Participation in this Plan by an Employee or Director will be voluntary.
(c)	The payment of any sum of money in lieu of notice of the termination of employment will not be considered as extending the period of employment for the purposes of this Plan.

8.14	Nature of Restricted Share Units and Deferred Share Units

Under no circumstances shall Restricted Share Units or Deferred Share Units be considered Shares or other securities of the Corporation, nor shall they entitle any RSU Participant, Eligible Executive or Eligible Director to exercise voting rights or any other rights attaching to Shares or the ownership of Shares or other securities of the Corporation. Restricted Share Units and Deferred Share Units will only represent the right, as contemplated Sections 3, 4 and 5, upon conversion or redemption thereof to receive Shares and no RSU Participant, Eligible Executive or Eligible Director shall be considered the owner of the Shares by virtue of the Restricted Share Units or Deferred Share Units.

8.15	No Other Benefit

Notwithstanding any other provision of this Plan, the value of a Restricted Share Unit and/or a Deferred Share Unit shall always depend on the value of Shares of the Corporation and no amount will be paid to, or in respect of, an Employee or a Director under this Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, an Employee or a Director for such purpose.

8.16	Unfunded Plan

This Plan is unfunded. The Corporation shall not set aside any funds to satisfy the obligations of the Plan.

8.17	Foreign Participants

This Plan is equally open to RSU Participants, Eligible Executives and Eligible Directors in jurisdictions other than Canada. The terms and conditions offered to foreign RSU Participants may vary and be more limited than those set forth herein, depending upon local regulations and restrictions.

8.18	U.S. RSU Participants, U.S. Executives, U.S. Directors and Section 409A of the Code
(a)

The Corporation intends that Section 4 and Section 5 comply with the requirements of section 409A of the Code insofar as this Plan pays benefits in respect of Deferred Share Units that (i) are subject to taxation under the Code, and (ii) are subject to section 409A of the Code, and has drafted this Plan accordingly.

(b)

The Corporation intends that no benefits in respect of Restricted Share Units under Section 3 will be subject to section 409A of the Code and has drafted this Plan accordingly. However, if at any time it shall be determined by the Corporation, the Internal Revenue Service or any court of competent jurisdiction that a payment or benefit in respect of Restricted Share Units under Section 3 is subject to section 409A of the Code, then this Plan shall be construed and administered to comply with the requirements of section 409A of the Code with respect to such payment or benefit. In such a case, if a U.S. RSU Participant becomes entitled to payment of benefits in respect of Restricted Share Units under Section 3 (i.e. delivery of Shares) as a result of the RSU Participant’s Separation from Service with the Corporation or a Subsidiary, and if such RSU Participant is a Specified Employee at the time of such RSU Participant’s Separation from Service, then the payment (delivery of Shares) will be delayed at least six (6) months following such RSU Participant’s Separation from Service with the Corporation or a Subsidiary and will occur on the first business day following the expiration of that six (6) month period.

(c)

Neither the Corporation nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any U.S. RSU Participant, U.S. Executive, U.S. Director or any other person for any taxes, penalties, interest or like amounts that may be imposed on the U.S. RSU Participant, U.S. Executive, U.S. Director or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

8.19	Transferability of Awards
(a)	Rights respecting Restricted Share Units will not be transferable or assignable other than by will or the laws of descent and distribution.
(b)

Subject to (a) above, no Eligible Executive or Eligible Director may assign any Deferred Share Unit or any other right, benefit or interest in this Plan in respect of Deferred Share Units without the written consent of the Corporation, and any purported assignment without such consent will be void and need not be recognized by the Corporation, except that in the event of the death of the Eligible Executive or Eligible Director, the legal representatives of the Eligible Executive or

Eligible Director will be entitled to receive the amount of any payment otherwise payable to the Eligible Executive or Eligible Director hereunder in respect of Deferred Share Units in accordance with the provisions hereof.

8.20	Successors and Assigns

This Plan will be binding on all successors and assigns of the Corporation and all RSU Participants, Eligible Executives and Eligible Directors, including without limitation, the estate of any RSU Participant, Eligible Executive or Eligible Director and the legal representative of such estate, and any receiver or trustee in bankruptcy or representative of the Corporation or any RSU Participant, Eligible Executive or Eligible Director.

8.21	Notice

Any notice, demand or communication (“Notice”) required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered:

(a)	if to the Corporation to its Corporate Secretary at its head office; and
(b)

if to a RSU Participant, Eligible Officer or Eligible Director or to his or her personal representative to the RSU Participant, Eligible Officer, Eligible Director or personal representative in person or at the RSU Participant’s, Eligible Officer’s or Eligible Director’s last known address shown in the records of the Corporation or any Subsidiary.

Any Notice so given shall be deemed conclusively to have been given and received when so delivered.

8.22	Severance

If any provision of this Plan shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Plan and the remaining provisions shall continue in full force and effect.

8.23	Governing Law

This Plan and all matters to which reference is made in this Plan will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

8.24	Adoption of Plan

The adoption of this Plan has been duly authorized by the Board.

SCHEDULE A

BALLARD POWER SYSTEMS INC.

RESTRICTED SHARE UNIT AGREEMENT

This Restricted Share Unit Agreement is entered into between Ballard Power Systems Inc. (the “Corporation”) and the RSU Participant named below pursuant to the Corporation’s Consolidated Share Distribution Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

(a)	on ____________________ (the “Award Date”);
(b)	______________________________ (the “RSU Participant”);
(c)	was granted ________ Restricted Share Units;
(d)	having a Restriction Period [three years less one day], expiring on _________________________;
(e)	[any further conditions as established by the Committee to be inserted.]

The grant of the RSUs is made on and subject to the terms and conditions of the Plan, which are incorporated by reference herein.

By signing this Restricted Share Unit Agreement, the RSU Participant acknowledges that he or she has read and understands the Plan.

IN WITNESS WHEREOF the parties hereof have executed this Restricted Share Unit Agreement as of the ______ day of ____________.

BALLARD POWER SYSTEMS INC.

________________________	By:________________________
RSU Participant	Authorized Signatory